Exhibit (b)(3)

EXECUTION COPY

NDS GROUP LIMITED

AND

THE GUARANTORS

AND

THE VLN SECURITY TRUSTEE

DEED POLL CONSTITUTING US$242,000,000 13% FIXED

RATE GUARANTEED SECURED LOAN NOTES 2018 AND

PIK NOTES

40 Bank Street

Canary Wharf

London

E14 5DS

THIS DEED POLL is made on                      2009

BETWEEN:

(1)	NDS GROUP LIMITED, a company incorporated in England and Wales (registered no. 01950497), whose registered office is at One Heathrow Boulevard, 286 Bath Road, West Drayton, Middlesex, UB7 0DQ (the “Parent”);

(2)	THE ENTITIES the names and addresses of which are set out in schedule 1 (the “Guarantors”); and

(3)	NDS HOLDCO, INC., a company incorporated in the State of Delaware, whose registered office is at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, USA, acting in its capacity as agent and trustee for and on behalf of itself and the other Secured Creditors (the “VLN Security Trustee”).

WHEREAS:

(A)	The Parent, by a resolution of its board of directors passed on [•], created an initial amount of $242,000,000 fixed rate guaranteed secured loan notes 2018 to be constituted under this Deed. Certain interest payments under the notes constituted hereby may, at the election of the Parent, be paid by the issuance by the Parent of PIK Notes (as defined below).

(B)	The Guarantors are to guarantee the Parent’s and each other Obligor’s obligations under this Deed and the other VLN Documents.

(C)	The Notes are subject to the terms of the Intercreditor Agreement.

(D)	The Obligors will grant the VLN Transaction Security in favour of the VLN Security Trustee to be held for the benefit of itself and the other Secured Creditors.

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Deed:

“2006 Act” means the Companies Act 2006;

“Act” means the Law of Property Act 1925;

“Board” means the board of directors of the Parent from time to time;

“Business Day” means a day other than a Saturday or Sunday on which clearing banks are open for business in London and New York;

“Conditions” means the conditions of the Notes in the form set out in schedule 2 as they may from time to time be modified in accordance with the provisions of this Deed;

“Declared Default” means an Event of Default in respect of which a notice of acceleration has been served pursuant to Condition 12 (Acceleration).

“Default” means an Event of Default or any event or circumstance specified in Condition 11 (Events of Default) which would (with the expiry of a grace period, the giving of notice under Condition 11 (Events of Default)) be an Event of Default;

“Debentures” means the fixed and floating charges granted by the Obligors in favour of the VLN Security Trustee substantially in the form of the equivalent Transactions Security Documents (as defined in the Facilities Agreements) granted by the Obligors and in respect of the same assets as are charged pursuant to such Transactions Security Documents (as defined in the Facilities Agreements) (other than as agreed with the Noteholders);

“Event of Default” means any circumstance specified as such in Condition 11 (Events of Default);

“Extraordinary Resolution” means a resolution passed at a meeting of the Noteholders duly convened and held in accordance with the provisions of Schedule 5 by:

(a)	a majority consisting of not less than three-fourths of the persons voting at the meeting upon a show of hands; or

(b)	if a poll is demanded, by a majority consisting of not less than three-fourths of the votes given on the poll;

“Facility Agent” means the Facility Agent under and as defined in each of the Facilities Agreements;

“Facilities Agreements” means the senior facilities agreement (the “Senior Facilities Agreement”) dated [•] between, amongst others, NDS Finance Limited as the company, the Guarantors, J.P. Morgan Europe Limited as facility agent and security agent, J.P. Morgan PLC and Morgan Stanley Bank International Limited as arrangers, and the lenders listed therein, and the mezzanine facility agreement (the “Mezzanine Facility Agreement”) dated [•] between, amongst others, NDS Finance Limited as the company, J.P. Morgan Europe Limited as facility agent and security agent, J.P. Morgan PLC and Morgan Stanley Bank International Limited as arrangers and the lenders listed therein;

“Final Discharge Date” has the meaning given to that term in the Intercreditor Agreement;

“Group” has the meaning given to that term in the Facilities Agreements;

“Intercreditor Agreement” means the intercreditor agreement dated [•] between, amongst others, the Parent, NDS Finance Limited, the Guarantors, the Noteholders, the Facility Agents and the Security Agent;

“Interest Date” means each date falling semi-annually after the Issue Date and each Repayment Date or, if earlier, Prepayment Date;

“Interest Period” means the period from and including the Issue Date up to but excluding the first Interest Date falling thereafter, each subsequent (save the last) period from and including that or any subsequent Interest Date up to but excluding the next Interest Date and the last period from and including the last Interest Date (before the Repayment Date) up to but excluding the Repayment Date;

“Issue Date” means the first day on which a Note is issued pursuant to this Deed Poll, being [•] 2009;

“IPO” has the meaning given to that term in the Facilities Agreements;

“Material Adverse Effect” means a material adverse effect on:

(a)	the consolidated business, assets or financial condition of the Group taken as a whole such that the Group taken as a whole would be reasonably likely to be unable to perform its payment obligations under any of the Finance Documents (as defined in the Facilities Agreements) or the VLN Documents or comply with its obligations under Clause 28 (Financial Covenants) of the Senior Facilities Agreement or Clause 23 (Financial Covenants) of the Mezzanine Facility Agreement; or

(b)	subject to the Reservations and the Perfection Requirements (each as defined in the Facilities Agreements), the validity or enforceability of any Security granted pursuant to any of the Finance Documents or the VLN Documents in any way which is materially adverse to the interests of the Lenders under the Senior Finance Documents or the Mezzanine Finance Documents (each as defined in the Intercreditor Agreement) or, in the case the of VLN Documents, the Noteholders, in each such case, taken as a whole, and without duplication of any other cure period, if capable of remedy, not remedied within 20 Business Days of the Parent becoming aware of the issue or being given notice of the issue by a Facility Agent or, in the case the of VLN Documents, a Noteholder.

“Mezzanine Liabilities” has the meaning given to that term in the Intercreditor Agreement;

“Noteholder” means a person for the time being entered in the Register as the holder of a Note;

“Notes” means the US$242,000,000 fixed rate guaranteed loan notes 2018 constituted by this Deed together with any PIK Notes and a reference to a “Note” is a reference to any one of such Notes;

“Obligors” means the Parent and the Guarantors;

“Obligors’ Agent” means the Parent;

“Permitted Security” means:

(a)	any lien arising by operation of law or agreement of similar effect and in the ordinary course of trading and if arising as a result of any default or omission by any member of the Group, which does not subsist for a period of more than 60 days;

(b)	any netting or set-off arrangement entered into by any member of the Group which is permitted pursuant to paragraph (j) of the definition of “Permitted Financial Indebtedness” in the Facilities Agreements;

(c)	any Security or Quasi-Security (each as defined in the Facilities Agreements) over or affecting any asset acquired by a member of the Group after Closing (as defined in the Facilities Agreements) if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured (otherwise than by a capitalisation of interest) has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within 4 months of the date of acquisition of such asset;

(d)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after Closing, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group; if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased (otherwise than by capitalisation of interest) in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within 4 months of that company becoming a member of the Group;

(e)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business and (unless disputed in good faith) not arising as a result of any default or omission by any member of the Group that is continuing for a period of more than 60 days;

(f)	any Security or Quasi-Security (existing as at the date of this Agreement) over assets of any member of the Group so long as the Security or Quasi-Security is irrevocably removed or discharged by no later than 90 days after Closing;

(g)	any Security or Quasi-Security arising in connection with a disposal which is a Permitted Disposal or arising in connection with a Permitted Acquisition (each as defined in the Facilities Agreements);

(h)	any Security or Quasi-Security arising in connection with a guarantee which is permitted pursuant to paragraph (i) of the definition of “Permitted Guarantee” in the Facilities Agreements;

(i)	any Security or Quasi-Security arising as a consequence of any finance lease permitted pursuant to paragraph (f) of the definition of “Permitted Financial Indebtedness” in the Facilities Agreements;

(j)	any Security under netting or set-off arrangements under treasury transactions permitted by the Senior Finance Documents and the Mezzanine Finance Documents (each as defined in the Intercreditor Agreement) where the obligations of parties thereunder are calculated by reference to the net exposure thereunder (but not any netting or set-off relating to such hedging agreement in respect of collateral or any other security exception otherwise permitted hereunder);

(k)	any Security arising as a result of legal proceedings discharged within 30 days or otherwise contested in good faith (and not otherwise constituting an Event of Default under and as defined in the Intercreditor Agreements);

(l)	any Transaction Security (as defined in the Facilities Agreements), including cash collateral to secure obligations under the Senior Finance Documents and the Mezzanine Finance Documents (each as defined in the Intercreditor Agreements), the Lender Blocked Account and the Group Blocked Account (as defined in the Facilities Agreements);

(m)	any Security over any rental deposits in respect of any property leased or licensed by a member of the Group for the purpose of carrying on its business;

(n)	any Security over documents of title and goods as part of a documentary credit transaction entered into in the ordinary course of business;

(o)	any Security granted by a Non-Obligor (as defined in the Facilities Agreements) to a financial institution as part of the arrangements with that institution to provide Local Facilities (as defined in the Facilities Agreements) to that member of the Group which are Permitted Financial Indebtedness (as defined in the Facilities Agreements);

(p)	any Security over shares in joint ventures to secure obligations to the other joint venture partners;

(q)	any Security over bank accounts or retention rights in favour of the account holding bank and granted as part of that financial institution’s standard term and conditions;

(r)	any Security which does not secure any outstanding actual or contingent obligation;

(s)	any Security arising by operation of law in respect of taxes being contested in good faith in compliance with Clause 29.4 (Taxation) of the Senior Facilities Agreement and Clause 24.4 (Taxation) of the Mezzanine Facility Agreement;

(t)	any Security granted in favour of creditors pursuant to a reorganisation permitted under paragraph (c) of the definition of “Permitted Transaction” in the Facilities Agreements or a capital reduction;

(u)	any Security contemplated by the Base Case Model (as defined in the Facilities Agreements);

(v)	any Security or Quasi-Security granted in favour of a governmental or supranational authority in connection with government or supranational grants or funding provided to a member of the Group;

(w)	any Security constituted by the VLN Transaction Security; and

(x)	any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under the preceding paragraphs) does not exceed USD50,000,000 (or its equivalent) at any time, provided that (other than as set out in the foregoing paragraphs (a), insofar as the relevant “Permitted Disposal” or “Permitted Acquisition” (each as defined in the Facilities Agreements) is permitted for the Parent, (r), and (w)), none of the above permissions shall apply to the Parent;

“PIK Notes” means the PIK notes issued by the Parent pursuant to Condition 2.1;

“Pledges” means:

(a)	the New York law governed share pledge in respect of the entire issued share capital of NDS Americas, Inc.; and

(b)	the New York law governed pledge in respect of any Intellectual Property rights legally or beneficially owned in the US by NDS Limited and / or News Datacom Limited;

“Prepayment Date” means the date on which a Note or Notes are prepaid in accordance with the provisions of Conditions 3 or 4;

“Recognised Investment Exchange” is to be construed in accordance with section 285 of the Financial Services and Markets Act 2000;

“Register” means the register of Noteholders referred to in clause 6;

“Registered Office” means the registered office for the time being of the Parent;

“Repayment Date” means the date falling nine years and six months after the Issue Date;

“Restricted Jurisdiction” means any jurisdiction in which an offer of the Notes would constitute a violation of relevant laws or require registration of the Notes;

“Restricted Overseas Person” means a person (including an individual, partnership, unincorporated syndicate, limited liability company, unincorporated organisation, trust, trustee, executor, administrator or other legal representative) in, or resident in, the United States or any other Restricted Jurisdiction, or a US person;

“Secured Creditors” means each of the VLN Security Trustee and the Noteholders;

“Securities Act” means the United States Securities Act of 1933;

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Security Agent” has the meaning given to that term in the Intercreditor Agreement;

“Senior Liabilities” has the meaning given to that term in the Intercreditor Agreement;

“Subsidiary” has the meaning given to that term in the Facilities Agreements;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a VLN Document;

“US” or “United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“US person” means a US person as defined in Regulation S of the Securities Act as it is in force on the date of this Deed;

“VLN Documents” means this Deed, all deeds supplemental to this Deed and all documents issued under this Deed, the Notes, the Debentures, any Pledges, the Intercreditor Agreement and any other document designated in writing as such by the Parent, the Noteholders and the Facility Agents (acting on the instructions of the Majority Lenders (as defined in the Facilities Agreements) (acting reasonably)); and

“VLN Transaction Security” means the Security created or expressed to be created in favour of the VLN Security Trustee pursuant to the Debentures and the Pledges;

1.2	In this Deed, a reference to:

1.2.1	any statutory provision or statute includes all modifications thereto and all re-enactments (with or without modification) thereof and all subordinate legislation made thereunder, in each case for the time being in force, except where the context requires otherwise;

1.2.2	a person includes a reference to that person’s legal personal representatives and successors or to a body corporate, association or partnership;

1.2.3	a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or a paragraph of or a schedule to this Deed and a reference to a condition is a reference to one of the Conditions; and

1.2.4	an “outstanding Note” is any Note unless:

(a)	it has been redeemed in full; or

(b)	it is held by a person for the benefit of the Guarantors.

1.3	The ejusdem generis principle of construction shall not apply to this Deed. Accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words.

1.4	The headings in this Deed do not affect its interpretation.

1.5	“$” and “US$” denote the lawful currency of the United States.

1.6	To the extent there is any inconsistency between defined terms in the Senior Facilities Agreement and the Mezzanine Facility Agreement, until Senior Discharge Date, the terms defined in the Senior Facilities Agreement shall prevail following which, terms defined in the Mezzanine Facility Agreement shall prevail.

1.7	A reference to this Deed is a reference to this Deed as amended, supplemented pursuant to any supplemental deed, in each case in accordance with the terms of the Intercreditor Agreement.

1.8	A reference to any agreement or instrument is a reference to that agreement or instrument, as amended or novated, supplemented, extended or restated except if contrary to the terms of this Deed other than in the case of the Intercreditor Agreement which shall prevail over the terms of this Deed notwithstanding any such conflict.

1.9	Each Obligor by its execution of this Deed or any deed supplemental to this Deed irrevocably authorises: (a) the Obligors’ Agent on its behalf to supply all information concerning itself contemplated by this Deed to the Noteholders and/or the VLN Security Trustee and to give and receive all notices, consents, certificates and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor, in each case, to the extent such Obligors’ Agent is permitted to so act pursuant to this Deed, notwithstanding that they may affect such Obligor without further reference to or the consent of such Obligor; (2) each Noteholder and/or the VLN Security Trustee to give any notice, demand or other communication to such Obligor pursuant to the VLN Documents to the Obligors’ Agent, and in each case such Obligor shall be bound as though such Obligor itself had given the notices, consents, certificates and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

2.	RELATIONSHIP WITH THE INTERCREDITOR AGREEMENT

2.1	This Deed is entered into subject to the terms of the Intercreditor Agreement.

2.2	Notwithstanding anything to the contrary in this Deed, the terms of the Intercreditor Agreement shall prevail if there is a conflict between the terms of this Deed and the terms of the Intercreditor Agreement.

3.	CONSTITUTION OF THE NOTES

3.1	The Notes are called “Vendor Loan Notes”.

3.2	The initial principal amount of the Notes constituted by this Deed is $242,000,000.

3.3	The Notes shall be issued in full on the date of this Deed to the Noteholders.

3.4	At the election of the Parent, PIK Notes may be issued in the amounts required under Condition 2.

3.5	The Notes are held subject to the terms of the Intercreditor Agreement and the Conditions which are binding on the Parent, the Guarantors, the Noteholders, the VLN Security Trustee and any person claiming through or under any of them. The Conditions shall have the same effect as if they were set out in this Deed.

4.	REDEMPTION AND INTEREST

4.1	As and when a Note is due to be redeemed in accordance with this Deed and the Conditions, the Parent shall pay to the relevant Noteholder, in accordance with the provisions of Condition 7, the principal amount of the Note at par together with accrued interest (after deduction of tax) from and including the Issue Date up to but excluding the date of redemption.

4.2	Until a Note is redeemed or prepaid in accordance with this Deed and the Conditions, interest (after deduction of tax) shall accrue on the principal amount of such Note in accordance with Conditions 2 and 6.

5.	CERTIFICATES

5.1	A person on becoming a Noteholder is entitled without charge to one certificate (in substantially the form set out in Schedule 2 (Certificate and Conditions) to this Deed) (a “Certificate”) for the total principal amount of Notes registered in his name.

5.2	When a Noteholder transfers part of the principal amount of Notes registered in his name or has part of the principal amount of Notes registered in his name redeemed, he is entitled without charge to one certificate for the balance of the principal amount retained by him.

5.3	The Parent is not bound to:

5.3.1	register more than four persons as the holder of a Note other than if requested to do so in connection with the enforcement of any Security in favour of the Security Agent as described in clause 9 (Security over Noteholders’ rights) and notified to the Parent in respect of a Note; or

5.3.2	issue more than one certificate in respect of the holdings of Notes by a person.

5.4	A certificate shall be:

5.4.1	substantially in the form set out in schedule 1 and shall have the Conditions endorsed on it; and

5.4.2	signed as a deed by or on behalf of, or executed by, the Parent in accordance with its articles of association for the time being or in such other manner as may be permitted by statute.

6.	REGISTER

6.1	The Parent shall keep the Register at the Registered Office (or such other location permitted pursuant to the 2006 Act) and enter in it:

6.1.1	the name and address of each Noteholder;

6.1.2	the date on which each person was registered as a Noteholder;

6.1.3	the principal amount of each Note held by a Noteholder;

6.1.4	the serial number of each certificate issued and the date of its issue;

6.1.5	the date on which a person ceased to be a Noteholder; and

6.1.6	the short particulars (as notified to the Parent) of any Security in favour of the Security Agent as described in clause 9 (Security over Noteholders’ rights) and notified to the Parent in respect of a Note, but nothing in this clause shall affect the liability of the Guarantor under clause 6.

6.2	The Parent shall enter in the Register each change to the information specified in Clause 6.1.

6.3	A Noteholder may inspect the Register from 9.00 a.m. to 5.00 p.m. on any Business Day and may require a copy of it or any part of it. The Parent may close the Register during such periods (not exceeding 10 days in total in any year) and at such times as the Board may decide.

7.	GUARANTEES AND INDEMNITY

7.1	Each Guarantor irrevocably and unconditionally jointly and severally guarantees to the Noteholders the due and punctual payment by each other Obligor of all principal and interest payable in respect of the Notes and the punctual performance of that other Obligor’s obligations under the VLN Documents (“Guarantees”). Each Guarantor shall pay to the Noteholders from time to time on demand being made by the Noteholders hereunder (and in accordance with Condition 7) a sum of money which each other Obligor is at any time liable to pay to the Noteholders in respect of the VLN Documents and which has not been paid by that Obligor at the time the demand is made. Each Guarantor’s obligations under this clause are primary obligations and not those of a mere surety.

7.2	Each Guarantor irrevocably and unconditionally agree to indemnify (and keep indemnified) the Noteholders on demand against any loss, liability or cost incurred by the Noteholders as a result of any obligation of each other Obligor referred to in clause 7.1 above being or becoming void, voidable or unenforceable as against such other Obligor for any reason whatsoever. The amount of the loss, liability or cost shall be equal to the amount which the Noteholders would otherwise have been entitled to recover from each other Obligor.

7.3	Each Guarantor’s obligations under clauses 7.1 and 7.2 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or merger or consolidation with any person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to each other Obligor.

7.4	The liabilities of each Guarantor under clauses 7.1 and 7.2 are not affected by any arrangement that the Noteholders (or any of them) may make with each other Obligor or with another person which (but for this clause) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

7.5	Without affecting the generality of clause 7.4 but subject to the terms of the Intercreditor Agreement, the Noteholders may at any time they think fit and without reference to the Guarantors:

7.5.1	grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of each other Obligor under the VLN Documents;

7.5.2	give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by the Noteholders;

7.5.3	discharge a party to other securities or guarantees held by the Noteholders and realise all or any of those securities or guarantees; and

7.5.4	compound with, accept compositions from and make other arrangements with each other Obligor or a person or persons liable on other securities or guarantees held or to be held by the Noteholders.

7.6	So long as the Obligors are under an actual or contingent obligation under the VLN Documents, each Guarantor shall not exercise a right which it may at any time have by reason of the performance of its obligations under clauses 7.1 and 7.2 to be or be kept indemnified by each other Obligor, to claim a contribution from another surety of the obligations of each other Obligor or to take the benefit (in whole or in part and by way of subrogation or otherwise) of any of the Noteholders’ rights under this Deed or in respect of the Notes or in respect of any other of the VLN Documents or of any other security taken by the Noteholders in connection with this Deed or in respect of the Notes or in respect of any other of the VLN Documents.

7.7	The liabilities of each Guarantor under clauses 7.1 and 7.2 are not affected by the avoidance of any assurance, security or payment or any release, settlement or discharge which is given or made on the faith of any assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.

7.8	Each Guarantor waives any right it may have of first requiring the Noteholders (or any of them or any trustee or agent on their behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the other Obligors under this clause 7. This waiver applies irrespective of any law or any provision of this Deed or any other VLN Document to the contrary.

7.9	Without prejudice to the generality of this clause 7, each Guarantor expressly confirms that it intends that the Guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the VLN Documents and/or any amount made available under any of the VLN Documents and any fees, costs and/or expenses associated with any of the foregoing.

8.	SECURITY

The Obligors shall grant Security in favour of the VLN Security Trustee for the benefit of the Secured Creditors pursuant to the terms of the Debentures and/or the Pledges.

9.	SECURITY OVER NOTEHOLDERS’ RIGHTS

9.1	A Noteholder and the VLN Security Trustee may without consulting with or obtaining the consent from any Obligor, at any time, charge, assign or otherwise create Security in favour of the Security Agent (for itself and each of the Secured Parties (as defined in the Facilities Agreements)) in or over all or any of its rights under this Deed or any other VLN Documents to secure the obligations of that Noteholder, the VLN Security Trustee and/or any Obligor (as defined in the Facilities Agreements).

10.	OBLIGATIONS OF THE OBLIGORS

10.1	The Obligors agree with each Noteholder to comply with their obligations under this Deed including the Schedules to this Deed and the other VLN Documents.

10.2	This Deed inures for the benefit of each Noteholder and a Noteholder may sue for the compliance by Obligors with its obligations under this Deed and each other VLN Document in relation to each Note held by the Noteholder.

11.	MODIFICATION OF THE DEED

11.1	Subject to the terms of the Intercreditor Agreement, the Obligors may (by deed expressed to be supplemental to this Deed) from time to time modify, abrogate or vary the provisions of this Deed on terms previously sanctioned by an Extraordinary Resolution.

11.2	Subject to the terms of the Intercreditor Agreement, without prejudice to Clause 11.1, the Obligors may (by deed expressed to be supplemental to this Deed) from time to time modify, abrogate or vary the provisions of this Deed without the sanction of an Extraordinary Resolution or the consent of the Noteholders if such change is of a minor or technical nature or is made to correct a manifest error in its terms.

11.3	The Parent shall endorse on this Deed a memorandum of execution of any deed supplemental to this Deed.

12.	VLN SECURITY TRUSTEE

The VLN Security Trustee is party to this Deed in its capacity as agent and trustee for and on behalf of itself and the Secured Creditors pursuant to the terms and conditions of this Deed.

12.1	Declaration of Trust

The VLN Security Trustee declares that it shall hold the VLN Transaction Security on trust for those entities which are from time to time Secured Creditors, to the extent that such VLN Transaction Security purports to secure the Vendor Debt (as defined in the Intercreditor Agreement).

12.2	Rights

The VLN Security Trustee may rely on, exercise and be protected by the discretions, protections, powers and rights conferred on trustees, mortgagees or receivers under the Act, the Trustee Acts 1925 and 2000 (the “Trustee Acts”), the Trustee Investment Act 1962 and the Insolvency Act 1986.

12.3	Duties

Each of the parties to this Deed agrees that the VLN Security Trustee shall have only those duties, obligations and responsibilities expressly specified in this Deed or any other VLN Document (and no others shall be implied).

12.4	Conflicts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the VLN Security Trustee in relation to the trusts constituted by this Deed. Where there are any inconsistencies between the Trustee Acts and the provisions of this Deed, the provisions of this Deed shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Deed shall constitute a restriction or exclusion for the purposes of that Act.

12.5	Resignation and Replacement

Any resignation or replacement of the VLN Security Trustee or any appointment of a successor to the VLN Security Trustee shall take effect in such manner as is agreed between the VLN Security Trustee, the Noteholders and any successor of the VLN Security Trustee save that no resignation of the VLN Security Trustee as trustee hereunder shall take effect unless at least one other trustee has been appointed.

12.6	Winding up of Trust

If the VLN Security Trustee, with the approval of the Noteholders, determines that (a) all of the Vendor Debt (as defined in the Intercreditor Agreement) and all other obligations secured by the VLN Documents have been fully and finally discharged and (b) none of the Secured Creditors is under any commitment, obligation or liability (whether actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the VLN Documents, the trusts set out in this Deed shall be wound up. At that time the Security Agent shall, at the request of and at the sole cost of the Obligors hereto, release, without recourse or warranty, all of the VLN Transaction Security then held by it and the rights of the VLN Security Trustee under this Deed, at which time each of the VLN Security Trustee, the Secured Creditors and the Obligors shall be released from its obligations under this Deed (save for those which arose prior to such winding-up).

12.7	Perpetuity period

The perpetuity period for the trusts in this Deed is 80 years from the date of this Deed.

13.	COSTS AND EXPENSES

13.1	Unless otherwise agreed in writing, all legal fees and security perfection, registration and enforcement costs and all other out-of-pocket costs and expenses reasonably incurred in connection with the Notes or the Security constituted by the Debentures and/or the Pledges shall be paid by the Parent within 5 Business Days of written demand.

14.	GOVERNING LAW AND JURISDICTION

14.1	This Deed is governed by, and shall be construed in accordance with, English law.

14.2	The courts of England shall have exclusive jurisdiction to settle any dispute arising from or in connection with this Deed, the Conditions or the Notes including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity (a “Dispute”).

14.3	The Parent, the Guarantors, the VLN Security Trustee and each Noteholder agree that the courts of England are the most appropriate and convenient forum to settle any Dispute and, accordingly, that they will not argue to the contrary.